10f-3 Transactions Summary*
* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund
Select High Yield
Security
Embarq Corp
Advisor
EIMCO
Transaction
 Date
5/12/2006
Cost
"$1,000,000.00"
Offering Purchase
0.05%
Broker
"Goldman, Sachs & Co."
Underwriting
Syndicate
Members
"Bear, Stearns & Co. Inc."
"Goldman, Sachs & Co."
Lehman Brothers
Wachovia Securities

Fund
Core Bond Fund
Security
Abbott Laboratories
Advisor
TAG
Transaction
 Date
5/11/2006
Cost
"$20,000 "
Offering Purchase
0.05%
Broker
Morgan Stanley
Underwriting
Syndicate
Members
ABN AMRO Incorporated